EXHIBIT 99.1

KBR Announces Fourth Quarter and Fiscal 2019 Financial Results and Guidance for Fiscal 2020

•	Strong growth, earnings performance and operating cash flow across all operating segments

•	Diluted EPS $1.41; Adjusted EPS $1.69, 10% growth; Adjusted EBITDA $471 million, 14% growth

•	Operating cash flow of $256 million, or 127% net income conversion

•	High quality, enduring programs afford deployment flexibility; increasing 2020 quarterly dividend 25%

•	2020 guidance offers attractive growth and cash deployment optionality aligned with long-term targets

HOUSTON, Texas - February 20, 2020 - KBR, Inc. (NYSE: KBR), a global provider of differentiated, professional services and technologies across the asset and program life cycle within the government services and hydrocarbons industries today announced fourth quarter and fiscal 2019 financial results.

Fiscal 2019 Highlights - Enduring portfolio generating earnings and cash growth throughout the year

•	15% consolidated revenue growth, with each operating segment contributing double digit growth

•	Diluted EPS $1.41; Adjusted EPS $1.69, 10% growth; Adjusted EBITDA $471 million, 14% growth

•	Operating cash flow of $256 million, or 127% net income conversion

•	Winning quality work to secure the future; 95%+ recompete win rate

2020 Guidance Initiation - Attractive growth and cash conversion

•	EPS guidance of $1.46-$1.58; Adjusted EPS guidance of $1.80-$1.92; 70%+ work secured

•	Operating cash flow, adjusted for major advances, of $200-250 million; implied 90%-110% net income conversion

•	Raising quarterly dividend 25%

•	Replenishing share repurchase authorization to $350 million

“I am delighted to report an excellent year of growth, earnings, bookings and cash generation and another stellar year for safety,” said Stuart Bradie, KBR President and CEO, as the company announced its fourth quarter and fiscal 2019 financial results. For the year ended December 31, 2019, KBR reported consolidated revenue of $5.6 billion, or 15% annual growth with all operating segments contributing double digit growth; operating cash flow of $256 million, or 127% net income conversion with all operating segments contributing at or above targeted levels; and consolidated book-to-bill of 1.3x, excluding the impact of privately financed initiatives or projects and foreign exchange, with all operating segments achieving book-to-bill of greater than 1.0x. “Our portfolio of long-term, multi-year contracts and bookings momentum provide earnings and cash visibility, and we begin 2020 with over 70% of the year’s work secured,” Bradie continued. “I am also pleased to announce that our board has recently approved a 25% increase to our quarterly dividend and has restored the full capacity of our share repurchase authorization to $350 million.” said Bradie. “The commitment, dedication and enthusiasm of our people, working together across the globe, is the foundation of our company, and I wish to thank them for their many contributions to another year of great results,” said Bradie.
Fourth Quarter and Fiscal 2019 Financial Results

	Three Months Ended December 31,		Year Ended December 31,
Dollars in millions, except share data	2019	2018[1]	2019	2018[1]

Revenue	$1,452	$1,330	$5,639	$4,913
Operating income	$88	$90	$362	$468
Net income attributable to KBR	$58	$47	$202	$281
Adjusted EBITDA[2]	$117	$109	$471	$412
Diluted EPS	$0.40	$0.33	$1.41	$1.99
Adjusted EPS[2]	$0.46	$0.41	$1.69	$1.53
Operating cash flow			$256	$165
_________
[1] Reflects immaterial, non-cash corrections related to recording the effects of foreign currency on our share of earnings of an unconsolidated joint venture; see our December 31, 2019 Form 10-K for further information.

[2] See additional information at the end of this release regarding non-GAAP financial measures.

Summary Results for Year Ended December 31, 2019
Revenue growth of 15%, Adjusted EBITDA growth of 14%, and Net Income reduction of (28)% attributable to the following:

•
14% growth in Government Solutions attributable to the commencement of new programs, including holistic human and psychological performance services for the U.S. Special Operations Forces under the Preservation of the Force and Family program; networking, communications and training services for the U.K. Ministry of Defence; and launch range operations services at NASA's Wallops Flight Facility. Further, we completed disaster recovery work at Tyndall Air Force Base generating approximately $150 million of revenue in 2019.

•	26% growth in Technology Solutions attributable to strong execution across our chemical, petrochemical, refining and ammonia projects and expanded proprietary equipment and catalyst deliveries.

•
16% growth in Energy Solutions primarily attributable to ramp up of cost-reimbursable projects, including a brownfield revamp refinery project in the U.S. Gulf Coast, a crude terminal expansion project in the Permian Basin, and a greenfield methanol project in Louisiana.

•
FY 2018 results were favorably impacted by the $108 million non-cash gain on consolidation of Aspire as well as recognition of variable consideration associated with the successful completion and performance testing of a major Energy Solutions project (recognized 100% within consolidated operating income, 30% in net income attributable to KBR).

Liquidity and Capital Structure
Highlights from the year include the following:

•	Annual operating cash flow of $256 million, or 127% net income conversion.

•	Gross and net debt leverage of 2.7x and 1.2x, respectively, as of December 31, 2019; continued gross debt de-leveraging attributable to Adjusted EBITDA growth and annual debt pay down of $70 million.

•	An increase of KBR's credit rating by S&P to BB- and Moody's to Ba3, each with stable outlook.
On February 7, 2020, we successfully completed the amendment of our credit agreement. This amendment is an important element in our capital structure and allocation strategy, as it enables greater capital deployment flexibility, provides attractively priced capacity to fuel growth (100 bps reduction in interest rate spread across term loan A and B facilities) and extends maturity by two years. In connection with this transaction, we repaid $137 million of borrowings under the credit agreement. Consistent project execution, strong EBITDA growth, predictable cash generation and improved credit ratings allowed us to quickly tap the debt markets to achieve a very positive outcome for the company. Gross and net leverage upon completion of this refinancing were 2.4x and 1.2x, respectively.

In February 2020, our board approved an increase to our quarterly dividend of 25% to $0.10 per share and approved the restoration of our share repurchase authorization to an aggregate $350 million.
Notable New Business Awards/Developments:
Highlights from the year include the following:

•
Consolidated FY 2019 book-to-bill was 1.3x, excluding the impact of our private finance initiatives and foreign exchange, with each business segment achieving book-to-bill of greater than 1.0x for the year.

•
Expanded footprint through many new project program wins, including the U.S. DoD Preservation of the Force & Family program, the NASA Launch Range Operations Contract for Wallops Flight Facility, several cost-reimbursable EPC projects in our Energy Solutions business, and the EPC award of Freeport LNG, Train 4, awaiting FID.

•
Continued innovation bringing new technologies to market, highlighted by the successful commissioning of the first commercial-scale K-SAATTM facility during the year as well as winning our first commercial contract for our innovative and environmentally friendly K-PROTM Propane Dehydrogenation Technology, first introduced to market in January 2019.

•
Posted a recompete win rate above 95% in our U.S. Government Solutions business that included the 8-year Marine Corps preposition stock program, the 5-year NAVAIR Aircrew Services Contract, and three highly strategic and critical areas under the 10-year LOGCAP V program, currently under protest.

2020 Guidance
The company initiates 2020 GAAP EPS guidance with a range of $1.46 to $1.58 and adjusted EPS guidance with a range of $1.80 to $1.92 per share. The company initiates 2020 operating cash flows guidance with a range of $200 million to $250 million, as adjusted for the impact of major project advances and workoff. A reconciliation of adjusted EPS and adjusted operating cash flow guidance is included at the end of this release. Our effective tax rate for 2020 is estimated to range from 25% to 27%.

Reporting Changes and Reclassifications
Changes in reporting, effective January 1, 2019:

•	We changed the name of our Government Services segment to "Government Solutions", our Technology segment to "Technology Solutions", and our Hydrocarbons Services segment to "Energy Solutions".

•
We elected to classify certain indirect costs incurred as overhead (included in "Cost of revenues") or general administrative expenses for U.S. GAAP reporting purposes in the same manner as such costs are defined in our disclosure statements under U.S. Government Cost Accounting Standards. We reclassified $34 million and $128 million from "Cost of revenues" to "Selling, general and administrative expenses" for the year ended December 31, 2019, respectively. There was no impact on consolidated or segment operating income or net income as previously reported.

About KBR, Inc.
KBR is a global provider of differentiated professional services and technologies across the asset and program life cycle within the Government Services and Hydrocarbons sectors. KBR employs approximately 38,000 people worldwide (including our joint ventures), with customers in more than 80 countries, and operations in 40 countries, across three synergistic global businesses:

•
Government Solutions, serving government customers globally, including capabilities that cover the full life-cycle of defense, space, aviation and other government programs and missions from research and development, through systems engineering, test and evaluation, program management, to operations, maintenance, and field logistics;

•
Technology Solutions, featuring proprietary technology, equipment, catalysts, digital solutions and related technical services for the monetization of hydrocarbons, including refining, petrochemicals, ammonia and specialty chemicals, as well as inorganics; and

•
Energy Solutions, including onshore oil and gas; LNG (liquefaction and regasification)/GTL; oil refining; petrochemicals; chemicals; fertilizers; differentiated EPC; maintenance services (Brown & Root Industrial Services); offshore oil and gas (shallow-water, deep-water, subsea); floating solutions (FPU, FPSO, FLNG & FSRU); program management and consulting services.

KBR is proud to work with its customers across the globe to provide technology, value-added services, integrated EPC delivery and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Brenna Hapes
External Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018[1]	2019	2018[1]

Revenues:
Government Solutions	$939	$984	$3,925	$3,457
Technology Solutions	93	82	374	297
Energy Solutions	420	263	1,339	1,157
Non-strategic Business	—	1	1	2
Total revenues	1,452	1,330	5,639	4,913
Gross profit (loss):
Government Solutions	118	97	430	350
Technology Solutions	35	29	118	106
Energy Solutions	20	32	100	134
Non-strategic Business	(2)	(1)	5	(6)
Total gross profit	171	157	653	584
Equity in earnings of unconsolidated affiliates:
Government Solutions	8	10	29	32
Energy Solutions	3	18	19	50
Non-strategic Business	—	1	(13)	(3)
Total equity in earnings of unconsolidated affiliates	11	29	35	79
Selling, general and administrative expenses
Government Solutions	(41)	(30)	(134)	(109)
Technology Solutions	(7)	(6)	(28)	(24)
Energy Solutions	(16)	(14)	(63)	(64)
Corporate	(36)	(37)	(116)	(97)
Total selling, general and administrative expense	(100)	(87)	(341)	(294)
Acquisition and integration related costs	—	(2)	(2)	(7)
Gain (loss) on disposition of assets	6	(2)	17	(2)
Gain (loss) on consolidation of Aspire	—	(5)	—	108
Operating income	88	90	362	468
Interest expense	(23)	(23)	(99)	(66)
Other non-operating income (loss)	(5)	(2)	5	(6)
Income before income taxes and noncontrolling interests	60	65	268	396
Provision for income taxes	(1)	(12)	(59)	(86)
Net income	59	53	209	310
Net income attributable to noncontrolling interests	(1)	(6)	(7)	(29)
Net income attributable to KBR	$58	$47	$202	$281
Adjusted EBITDA[2]	$117	$109	$471	$412
Diluted EPS	$0.40	$0.33	$1.41	$1.99
Adjusted EPS[2]	$0.46	$0.41	$1.69	$1.53
[1] Reflects immaterial, non-cash corrections related to recording the effects of foreign currency on our share of earnings of an unconsolidated joint venture; see our December 31, 2019 Form 10-K for further information.

[2] See additional information at the end of this release regarding non-GAAP financial measures.

KBR, Inc.
Consolidated Balance Sheets
(In millions, except share data)

	December 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$712	$739
Accounts receivable, net of allowance for doubtful accounts of $14 and $9	938	927
Contract assets	215	185
Other current assets	146	108
Total current assets	2,011	1,959
Claims and accounts receivable	59	98
Property, plant, and equipment, net	130	121
Operating lease assets	175	—
Goodwill	1,265	1,265
Intangible assets, net of accumulated amortization of $184 and $151	495	516
Equity in and advances to unconsolidated affiliates	850	724
Deferred income taxes	236	222
Other assets	143	147
Total assets	$5,364	$5,052

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$572	$546
Contract liabilities	484	463
Accrued salaries, wages and benefits	209	221
Nonrecourse project debt	11	10
Operating lease liabilities	39	—
Other current liabilities	186	179
Total current liabilities	1,501	1,419
Pension obligations	277	250
Employee compensation and benefits	115	109
Income tax payable	92	84
Deferred income taxes	16	27
Nonrecourse project debt	7	17
Long-term debt	1,183	1,226
Operating lease liabilities	192	—
Other liabilities	124	202
Total liabilities	3,507	3,334
KBR shareholders' equity:
Paid-in capital in excess of par	2,206	2,190
Accumulated other comprehensive loss	(987)	(910)
Retained earnings	1,441	1,235
Treasury stock	(817)	(817)
Total KBR shareholders' equity	1,843	1,698
Noncontrolling interests	14	20
Total shareholders' equity	1,857	1,718
Total liabilities and shareholders' equity	$5,364	$5,052

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended December 31,
	2019	2018

Cash flows from operating activities:
Net income	$209	$310
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	104	63
Equity in earnings of unconsolidated affiliates	(35)	(79)
Deferred income tax (benefit) expense	(14)	26
(Gain) loss on disposition of assets	(17)	2
Gain on consolidation of Aspire subcontracting entities	—	(108)
Other	34	24
Changes in operating assets and liabilities
Accounts receivable, net of allowance for doubtful accounts	(16)	(203)
Contract assets	(31)	25
Accounts payable	23	112
Contract liabilities	19	(60)
Accrued salaries, wages and benefits	(9)	11
Payments from unconsolidated affiliates, net	10	12
Distributions of earnings from unconsolidated affiliates	69	75
Pension funding	(45)	(41)
Other assets and liabilities	(45)	(4)
Total cash flows provided by operating activities	256	165
Cash flows from investing activities:
Purchases of property, plant and equipment	(20)	(17)
Investments in equity method joint ventures	(146)	(344)
Proceeds from sale of assets and investments	9	25
Acquisition of businesses, net of cash acquired	—	(354)
Adjustments to cash due to consolidation of Aspire entities	—	197
Other	(1)	2
Total cash flows used in investing activities	(158)	(491)
Cash flows from financing activities:
Payments to reacquire common stock	(4)	(3)
Acquisition of remaining ownership interest in joint ventures	—	(56)
Investments from noncontrolling interest	1	—
Distributions to noncontrolling interests	(14)	(3)
Payments of dividends to shareholders	(46)	(44)
Proceeds from sale of warrants	—	22
Purchase of note hedges	—	(62)
Issuance of convertible notes	—	350
Net proceeds from issuance of common stock	5	2
Excess tax benefits from share-based compensation	—	1
Borrowings on revolving credit agreements	—	250
Borrowings on long-term debt	—	1,075
Debt issuance costs	—	(57)
Payments on revolving credit agreements	—	(720)
Payments on short-term and long-term borrowings	(70)	(100)

Other	(5)	(1)
Total cash flows (used in) provided by financing activities	(133)	654
Effect of exchange rate changes on cash	8	(28)
(Decrease) increase in cash and equivalents	(27)	300
Cash and equivalents at beginning of period	739	439
Cash and equivalents at end of period	$712	$739

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	December 31,	December 31,
	2019	2018
Government Solutions	$10,960	$11,005
Technology Solutions	579	594
Energy Solutions	3,097	1,896
Subtotal	14,636	13,495
Non-strategic Business	—	2
Total backlog	$14,636	$13,497

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our GS backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our GS business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's PFIs based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.6 billion at December 31, 2019 and $3.0 billion at December 31, 2018. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $5.3 billion at December 31, 2019 and $5.3 billion at December 31, 2018.

We estimate that as of December 31, 2019, 31% of our backlog will be executed within one year. Of this amount, 88% will be recognized in revenues on our condensed consolidated statement of operations and 12% will be recorded by our unconsolidated joint ventures. As of December 31, 2019, $68 million of our backlog relates to active contracts that are in a loss position.

As of December 31, 2019, 11% of our backlog was attributable to fixed-price contracts, 50% was attributable to PFIs and 39% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of December 31, 2019, $9.2 billion of our GS backlog was currently funded by our customers. As of December 31, 2019, we had approximately $2.8 billion of priced option periods for U.S. government contracts that are not included in the backlog amounts presented above.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA

We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the fourth quarters and fiscal years ended December 31, 2019 and 2018 is considered a non-GAAP financial measure under SEC rules because EBITDA and Adjusted EBITDA for each such period exclude certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the fourth quarters and fiscal years ended December 31, 2019 and 2018 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended December 31,		Year Ended December 31,
Dollars in millions	2019	2018	2019	2018

Net Income Attributable to KBR	$58	$47	$202	$281

Add Back:
Interest expense	23	23	99	66
Provision for income taxes	1	12	59	86
Other non-operating (income) loss	5	2	(5)	6
Depreciation and amortization	28	16	104	63

Consolidated EBITDA	$115	$100	$459	$502
Add back:
Legacy legal fees	2	2	10	11
Acquisition and integration related costs	—	2	2	7
Gain on consolidation of Aspire subcontracting entities	—	5	—	(108)

Adjusted EBITDA	$117	$109	$471	$412

Adjusted EPS

Adjusted diluted earnings per share from net income attributable to KBR (Adjusted EPS) for each of the fourth quarters and fiscal years ended December 31, 2019 and 2018 is considered a non-GAAP financial measure under SEC rules because the Adjusted EPS for each such period excludes certain amounts included in the diluted earnings per share from net income attributable to KBR calculated in accordance with GAAP (EPS) for such periods. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the fourth quarters and fiscal years ended December 31, 2019 and 2018 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the fourth quarters and fiscal years ended December 31, 2019 and 2018 by adjusting EPS for the items included in the table below.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Diluted EPS	$0.40	$0.33	$1.41	$1.99

Adjustments:
Legacy legal fees	$0.01	$0.01	$0.05	$0.06
Non-cash imputed interest on conversion option	$0.02	$0.01	$0.06	$0.01
Acquisition and integration related expenses	$—	$0.01	$0.02	$0.04
Amortization related to Aspire acquisition	$0.01	$0.02	$0.08	$0.06
Incremental interest on Ichthys	$0.02	$—	$0.07	$—
Gain on consolidation of Aspire	$—	$0.03	$—	$(0.63)

Adjusted EPS	$0.46	$0.41	$1.69	$1.53

We have calculated the Adjusted EPS for the 2020 guidance by adjusting EPS for the items included in the table below.

	Low	High

Diluted earnings per share:	$1.46	$1.58
Adjustments:
Legacy legal fees	$0.05
Non-cash interest and conversion hedge on convertible bonds	$0.06
Amortization related to Aspire acquisition	$0.07
Ichthys interest and commercial dispute costs	$0.16

Adjusted EPS Guidance	$1.80	$1.92

Adjusted Cash Flows Provided by Operating Activities

Adjusted cash flows provided by operating activities for 2020 guidance is considered a non-GAAP financial measure under SEC rules because the Adjusted cash flows provided by operating activities excludes certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that Adjusted cash flows provided by operating activities affords investors a view of what management considers KBR's core operating cash flow performance for 2020 guidance and also affords investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated the Adjusted cash flows provided by operating activities for the 2020 guidance by adjusting cash flows provided by operating activities for the item included in the table below.

Dollars in millions	Low	High

Cash flows provided by operating activities	$125	$175
Adjustment: Add back impact of major project advance workoff	$75
Adjusted Cash Flow Provided by Operating Activities Guidance	$200	$250